                                                                       EXHIBIT 9
                                                              September 25, 1995
SMA Life Assurance Company
440 Lincoln Street
Worcester MA 01653

Gentlemen:

In my capacity as Counsel of SMA Life Assurance Company (the "Company"), I have participated in the preparation of the Post-Effective Amendments to the Registration Statements for the Allmerica Select Separate Account on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940, with respect to the Company's qualified variable annuity contracts and non-qualified variable annuity contracts.

I am of the following opinion:

1. Allmerica Select Separate Account is a separate account of the Company validly existing pursuant to the Delaware Insurance Code and the regulations issued thereunder.

2. The assets held in Allmerica Select Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

3. The individual qualified and non-qualified variable annuity contracts, when issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms and when sold will be legally issued, fully paid and non-assessable.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement of Allmerica Select Separate Account filed under the Securities Act of 1933.

                              Very truly yours,

                              /s/ Sheila B. St. Hilaire
                              Sheila B. St. Hilaire
                              Counsel